Exhibit 28(b)

                                                             Schedule III
                      KEYPORT LIFE INSURANCE COMPANY
                    SUPPLEMENTARY INSURANCE INFORMATION
                              (in thousands)

                    Three Years Ended December 31, 1998

Column A            Column B    Column C    Column D   Column E   Column F
                    Deferred  Policyholder  Unearned    Policy   Insurance
                     policy      account    premiums   contract   revenues
                  acquisition    balances               claims
                    costs       and future             and other
                                  policy                policy-
                                 benefits               holders'
                                                         funds
December 31, 1998
Interest sensitive
  products            $340,957   $12,445,950    NA    $58,131     $38,076

December 31, 1997
Interest sensitive
  products            $232,039   $12,031,829    NA    $54,247     $33,092

December 31, 1996
Interest sensitive
  products            $250,355   $11,610,418    NA    $27,110     $30,921

Column A           Column G    Column H    Column I    Column J   Column K
                     Net        Interest   Amortization  Other    Premiums
                    investment  credited   of deferred  operating  written
                    income      to policy-  policy      expenses
                                holders     acqui-
                                and policy   sition
                                benefits      costs
                                and claims
December 31, 1998
Interest sensitive
  products            $815,226   $565,118    $69,172    $63,038      NA

December 31, 1997
Interest sensitive
  products            $847,048   $598,008    $75,906    $61,559      NA

December 31, 1996
Interest sensitive
  products            $790,365   $576,196    $60,225    $55,141      NA